Exhibit 10.7

Memorandum of Understanding – The Joint Corp. and John Richards – December 13, 2013

(Capitalized Terms used here without definition have the same meaning as in the Restricted Stock Award Agreement between The Joint Corp. and John B. Richards dated December __, 2013 (the “SAA”))

•	Effective December 16, 2013, Richards will be elected to the board of directors of the Company with the title Lead Director
•	Responsibilities
o	CEO level decision making and Company oversight
o	David Orwasher, COO, will report directly to Richards
o	Richards will report to the board of directors
•	Compensation
o	Base consulting fees: $75,000 per year
o	Bonus at board’s discretion
•	Restricted Stock Grants
o	Grant A effective 1-1-14 for 37,500 shares
▪	Vesting in equal monthly installments over 48 months
o	Grant B effective 1-1-14 for 187,500 shares
▪	Vesting over 36 months commencing upon closing of Successful IPO
▪	50% in first 12 months; 30% in second 12 months and 20% in last 12 months
o	Accelerated vesting as set forth in the SAA in the event of Business Combination, termination other than for Cause, Change of Control, Voluntary Termination due to Death or Disability
•	Effective upon Successful IPO: transition to full-time Chairman and CEO
o	Base compensation of $400,000 per year
o	annual cash bonus program with target of 50% of cash compensation
o	Executive will participate in annual option grants as component of 3-part compensation program (base, cash bonus, equity)
•	Non-solicitation, non-compete, non-disclosure effective now per Non-compete agreement accompanying the SAA